                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                            CARDIOGENESIS CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   14159K 10 5
          ------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                          --------------------------
CUSIP NO. 14159K 10  5                                PAGE   2   OF   10 PAGES
---------------------------                          --------------------------

-------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
  1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       VANGUARD IV, L.P.
       ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A)  [  ]
                                                                    (B)  [  ]
       ------------------------------------------------------------------------
  3    SEC USE ONLY

       ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
       ------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER          0
        OF
      SHARES       ------------------------------------------------------------
   BENEFICIALLY
       OWNED       6   SHARED VOTING POWER        1,472,273
        BY
       EACH        ------------------------------------------------------------
    REPORTING
      PERSON       7   SOLE DISPOSITIVE POWER     0
       WITH        ------------------------------------------------------------

                   8   SHARED DISPOSITIVE POWER   1,472,273
       ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,472,273
       ------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [ ]

       ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.34%
       ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                          --------------------------
CUSIP NO. 14159K 10  5                                 PAGE   3  OF  10  PAGES
---------------------------                          --------------------------

-------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
  1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       VANGUARD VENTURE PARTNERS
       ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A)  [  ]
                                                                    (B)  [  ]
       ------------------------------------------------------------------------
  3    SEC USE ONLY

       ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
       ------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER           0
        OF
      SHARES       ------------------------------------------------------------
   BENEFICIALLY
       OWNED       6   SHARED VOTING POWER        1,472,273
        BY
       EACH        ------------------------------------------------------------
    REPORTING
      PERSON       7   SOLE DISPOSITIVE POWER     0
       WITH        ------------------------------------------------------------

                   8   SHARED DISPOSITIVE POWER   1,472,273
       ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,472,273
       ------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [ ]

       ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.34%
       ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                          --------------------------
CUSIP NO. 14159K 10  5                                 PAGE   4  OF  10  PAGES
---------------------------                          --------------------------

-------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
  1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JACK M. GILL
       ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A)  [  ]
                                                                    (B)  [  ]
       ------------------------------------------------------------------------
  3    SEC USE ONLY

       ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
       ------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER           0
        OF
      SHARES       ------------------------------------------------------------
   BENEFICIALLY
       OWNED       6   SHARED VOTING POWER        1,472,273
        BY
       EACH        ------------------------------------------------------------
    REPORTING
      PERSON       7   SOLE DISPOSITIVE POWER     0
       WITH        ------------------------------------------------------------

                   8   SHARED DISPOSITIVE POWER   1,472,273
       ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,472,273
       ------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [ ]

       ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.34%
       ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                          --------------------------
CUSIP NO. 14159K 10  5                                 PAGE   5  OF  10  PAGES
---------------------------                          --------------------------

-------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
  1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CURTIS K. MYERS
       ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A)  [  ]
                                                                    (B)  [  ]
       ------------------------------------------------------------------------
  3    SEC USE ONLY

       ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
       ------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER           0
        OF
      SHARES       ------------------------------------------------------------
   BENEFICIALLY
       OWNED       6   SHARED VOTING POWER        1,472,273
        BY
       EACH        ------------------------------------------------------------
    REPORTING
      PERSON       7   SOLE DISPOSITIVE POWER     0
       WITH        ------------------------------------------------------------

                   8   SHARED DISPOSITIVE POWER   1,472,273
       ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,472,273
       ------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [ ]

       ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.34%
       ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                          --------------------------
CUSIP NO. 14159K 10  5                                 PAGE   6  OF  10  PAGES
---------------------------                          --------------------------

-------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
  1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CLIFFORD H. HIGGERSON
       ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A)  [  ]
                                                                    (B)  [  ]
       ------------------------------------------------------------------------
  3    SEC USE ONLY

       ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
       ------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER           0
        OF
      SHARES       ------------------------------------------------------------
   BENEFICIALLY
       OWNED       6   SHARED VOTING POWER        1,472,273
        BY
       EACH        ------------------------------------------------------------
    REPORTING
      PERSON       7   SOLE DISPOSITIVE POWER     0
       WITH        ------------------------------------------------------------

                   8   SHARED DISPOSITIVE POWER   1,472,273
       ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,472,273
       ------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [ ]

       ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.34%
       ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

-------------------------------------------------------------------------------

ITEM 1.

      (a)   Name of Issuer:
            CardioGenesis Corporation

      (b)   Address of Issuer's Principal Executive Offices:
            540 Oakmead Parkway
            Sunnyvale, California  94086

ITEM 2.

      (a)   Name of Person Filing:
            Vanguard IV, L.P. ("Vanguard"); Vanguard Venture Partners ("VVP") is the general partner of Vanguard; Jack M. Gill, Curtis K. Myers and Clifford H. Higgerson are the general partners of VVP.

      (b)   Address of Principal Business Office:
            525 University Avenue, Suite 600
            Palo Alto, CA 94301


      (c)   Citizenship:
            Vanguard and VVP are Delaware limited partnerships; Messrs. Gill, Myers and Higgerson are United States citizens.

      (d)   Title of Class of Securities:
            Common Stock

      (e)   CUSIP Number:
            14159K 10 5

ITEM 3.

            Not applicable.

ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned:

            Vanguard is the record holder of 1,472,273 shares of Common Stock and may be deemed to beneficially own 1,472,273 shares of Common Stock. VVP, as the general partner of Vanguard, may be deemed to beneficially own 1,472,273 shares of Common Stock. Each of Messrs. Gill, Myers and Higgerson, as the general partners of VVP, may be deemed to beneficially own 1,472,273 shares of Common Stock. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered by this statement.

      (b)   Percent of Class:

            Vanguard                        12.34%
            VVP                             12.34%
            Jack M. Gill                    12.34%
            Curtis K. Myers                 12.34%
            Clifford H. Higgerson           12.34%

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote; (ii) shared power to vote or direct the vote; (iii) sole power to dispose or to direct the disposition of; or (iv) shared power to dispose or to direct the disposition of:

            Vanguard may be deemed to have shared power to vote and shared power to dispose of 1,472,273 shares of Common Stock. VVP, as the general partner of Vanguard, may be deemed to have shared power to vote and shared power to dispose of 1,472,273 shares of Common Stock. Each of Messrs. Gill, Myers and Higgerson, as the general partners of VVP, may be deemed to have shared power to vote and shared power to dispose of 1,472,273 shares of Common Stock.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

            See Item 4(c) (i)-(iv) and Exhibit 1, Agreement With Respect to Joint Filing of Schedule 13G, pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997


                                           VANGUARD IV, L.P.

                                           By: /s/ CURTIS K. MYERS
                                              --------------------------------
                                           Name:   Curtis K. Myers
                                              --------------------------------
                                           Title:  General Partner
                                              --------------------------------


                                           VANGUARD VENTURE PARTNERS

                                           By: /s/ CURTIS K. MYERS
                                              --------------------------------
                                           Name:   Curtis K. Myers
                                              --------------------------------
                                           Title:  General Partner
                                              --------------------------------

                                           /s/ JACK M. GILL
                                           -----------------------------------
                                           JACK M. GILL

                                           /s/ CURTIS K. MYERS
                                           -----------------------------------
                                           CURTIS K. MYERS


                                           /s/ CLIFFORD H. HIGGERSON
                                           -----------------------------------
                                           CLIFFORD H. HIGGERSON

                                    EXHIBIT 1

            AGREEMENT WITH RESPECT TO JOINT FILING OF SCHEDULE 13G


      The undersigned hereby agree that any statement of schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendment thereto, with respect to the securities of CardioGenesis Corporation may be filed by any of the undersigned as a joint filing on behalf of all of the undersigned.


                                           VANGUARD IV, L.P.

                                           By: /s/ CURTIS K. MYERS
                                              --------------------------------
                                           Name:   Curtis K. Myers
                                              --------------------------------
                                           Title:  General Partner
                                              --------------------------------


                                           VANGUARD VENTURE PARTNERS

                                           By: /s/ CURTIS K. MYERS
                                              --------------------------------
                                           Name:   Curtis K. Myers
                                              --------------------------------
                                           Title:  General Partner
                                              --------------------------------

                                           /s/ JACK M. GILL
                                           -----------------------------------
                                           JACK M. GILL

                                           /s/ CURTIS K. MYERS
                                           -----------------------------------
                                           CURTIS K. MYERS


                                           /s/ CLIFFORD H. HIGGERSON
                                           -----------------------------------
                                           CLIFFORD H. HIGGERSON


Dated:  February 11, 1997